EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RADCOM Ltd.:

We consent to the incorporation by reference in the registration statement (File No. 333-07964, No. 333-13244, No. 333-13246, No. 333-13248, No. 333-13250, No. 333-13252, No. 333-13254, No. 333-14236, No. 333-111931 and No. 333-123981) on Form S-8 and in the registration statement on Form F-3 (File No. 333-152848 and No. 333-170512) of RADCOM  Ltd. of our report dated June 17, 2009, with respect to the consolidated statements of operations, shareholders’ equity and cash flows of RADCOM  Ltd. and its subsidiaries for the year ended December 31, 2008, which report appears in the December 31, 2010 Annual Report on Form 20-F of RADCOM Ltd.

/s/Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International Tel-Aviv, Israel April 4, 2011